                                     [LOGO]

                              Bellevue, Washington

                               December 17, 1999

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Monday, January 24, 2000 at 10:30 a.m. at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington (on the corner of N.E. 8th & Bellevue Way).

     In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder.

     We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please vote promptly to ensure that your shares are represented.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

                                          Very truly yours,


                                          /s/ JEFFREY T. COOK
                                          -------------------------------------
                                          Jeffrey T. Cook
                                          President and Chief Executive Officer

                              PENFORD CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 24, 2000

                            ------------------------

To the Shareholders:

     The Annual Meeting of Shareholders of Penford Corporation will be held at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington, on Monday, January 24, 2000, at 10:30 a.m., for the following purposes:

     1. To reelect two directors;

     2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on December 3, 1999 are entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors


                                          /s/ SUSAN M. IVERSON
                                          ----------------------------------
                                          Susan M. Iverson
                                          Corporate Secretary

December 17, 1999

                                   IMPORTANT

     Whether or not you plan to attend the meeting in person, we urge you to promptly vote your shares. This will ensure the presence of a quorum at the meeting. Enclosed is a self-addressed envelope for which no postage is required if mailed in the United States. RESPONDING PROMPTLY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION. Submitting your vote by Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                              PENFORD CORPORATION
                      777 - 108TH AVENUE N.E., SUITE 2390
                        BELLEVUE, WASHINGTON 98004-5193

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penford Corporation ("Penford" or the "Company") to be voted at the Company's 2000 Annual Meeting of Shareholders to be held at 10:30 a.m. on Monday, January 24, 2000. Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. These proxy materials, together with the Company's annual report to shareholders, are being mailed to shareholders on or about December 17, 1999.

     Shareholders of record at the close of business on December 3, 1999 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 3, 1999, there were outstanding 7,415,061 shares of common stock of the Company.

1.   ELECTION OF DIRECTORS

     The Board of Directors consists of seven members and is divided into three classes. Directors in each class are elected for a three-year term. This year, Messrs. Paul H. Hatfield and N. Stewart Rogers, both of whom are current directors, have been nominated to be reelected for a term that expires at the Annual Meeting of Shareholders to be held in 2003. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

     Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

     The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election.

     Nominees for Reelection

     Paul H. Hatfield, 63, has served as director of the Company since October 1994. Mr. Hatfield is Principal of the Hatfield Capital Group. He served as Chairman, President, and Chief Executive Officer of Petrolite Corporation until July 1997. Prior to that, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston, as well as the President and Chief Executive Officer of Protein Technologies International, Inc., then a wholly owned subsidiary of Ralston. He serves as a Board member and is Chairman of the Executive Development and Compensation Committee of Solutia Inc., and as a Director of Maritz Inc. and Stout Industries. Mr. Hatfield is also a member of the Advisory Board for International Business for St. Louis University.

     N. Stewart Rogers, 69, has served as Chairman of the Board of the Company since 1990 and as a director since 1983. Mr. Rogers served as Senior Vice President of Univar Corporation until retiring in 1991. He is a graduate of Stanford University with a B.A. in Economics. Mr. Rogers serves as a Board member of Penwest Pharmaceuticals Co. and Royal Pakhoed, N.V.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AS A DIRECTOR.

     Continuing Directors -- Term Expires 2001

     Jeffrey T. Cook, 43, has served as a director of the Company since October 1998. In addition, Mr. Cook is President and Chief Executive Officer of the Company. He served as Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He has been with the Company since 1983. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook serves as a Board member of the Pacific Science Center.

     Sally G. Narodick, 54, has served as a director of the Company since August 1993. Ms. Narodick serves as Chief Executive Officer of Apex Online Learning, an internet educational software company providing advanced placement courses and professional development in K-12 education. Prior to that, Ms. Narodick served as an independent education technology consultant from April 1998 to October 1998; and as an educational technology consultant to the Consumer Division of IBM from December 1996 to March 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University. She serves as a Board member of Puget Sound Energy and click2learn.com, inc.

     Continuing Directors -- Term Expires 2002

     John C. Hunter III, 53, has served as a director of the Company since October 1998. Mr. Hunter is Chairman, President, and Chief Executive Officer of Solutia Inc., an international producer of a range of high performance chemical-based materials used to make consumer, household, automotive, and industrial products. He was appointed Chairman on December 1, 1999, and President and Chief Executive Officer in April 1999. Prior to that, he served as President and Chief Operating Officer since Solutia's spin-off from Monsanto Company in 1997. From 1969 to 1997, Mr. Hunter was President of Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and an M.B.A. from the University of Houston at Clear Lake City. Mr. Hunter serves as a Board member of the Missouri Baptist Hospital and the President's Advisory Board of Georgia Tech.

     William G. Parzybok, Jr., 57, has served as a director of the Company since August 1993. Mr. Parzybok served as Chairman and Chief Executive Officer of Fluke Corporation until July 1998. He joined Fluke in early 1991. He began his career with Hewlett-Packard in 1968, spending 16 years in various executive management positions. Mr. Parzybok received a B.S. in Electrical Engineering and an M.S. in Business Management from Colorado State University. He serves as a Board member of the Pacific Science Center, SonoSite, Inc., and WRQ, Inc. Mr. Parzybok is also on the University of Washington's College of Engineering Visiting Committee.

     William K. Street, 70, has served as a director of the Company since 1983. Mr. Street has served as President and General Manager of The Ostrom Company since 1965. Earlier in his career, he was General Manager of Elkhorn Ranch, Ltd. and Vice President and General Manager of Physio-Control Corporation. He is also a member and Treasurer of the National Mushroom Council and Trustee Emeritus of the Tacoma Art Museum. A graduate of the University of Washington, Mr. Street is a member of the Advisory Committee of the University of Washington, Tacoma.

                   COMMITTEES OF THE BOARD AND DIRECTOR FEES

     The Board of Directors has the following standing committees:

     Audit and Environmental, Health, and Safety Committee -- This committee consists of Messrs. Street (Chair), Hunter, Rogers, and Ms. Narodick. The committee recommends to the Board the selection of the independent auditors; reviews the proposed scope of the independent audit; reviews the annual financial statements and the independent auditor's report; reviews the independent auditors' recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting procedures with management; and approves policies relating to environmental, health, and safety matters.

     Compensation and Benefits Committee -- This committee consists of Messrs. Parzybok (Chair), Hatfield, Street, and Ms. Narodick. The committee reviews current remuneration of the directors and the executive officers of the Company and makes recommendations to the Board regarding appropriate periodic adjustments of such amounts. The committee also makes recommendations regarding the Company's benefit plans, determines executive bonus payments, and grants stock options to officers and employees under the Company's stock option plan.

     Executive Committee -- This committee consists of Messrs. Rogers (Chair), Cook, Hatfield, and Parzybok. The committee establishes the fiscal year Company targets from which executive bonus payments are measured and is authorized to exercise all powers and authority of the Board with certain exceptions.

     Nominating Committee -- This committee consists of Ms. Narodick (Chair), Messrs. Cook, Hunter, and Parzybok. The committee proposes candidates to fill any vacancies on the Board and Board member nominees for election by the shareholders at each Annual Meeting. The Company's Restated Articles of Incorporation allow a majority of disinterested directors (generally, directors who are not affiliated with any shareholder owning 5% or more of the Company's outstanding voting stock) or persons beneficially owning 1% or more of the outstanding shares of voting stock when cumulative voting is in effect (as a result of a shareholder owning 40% or more of the Company's outstanding voting stock) to nominate candidates for election as a director and to have information relating to such nominees included in the Company's proxy statement. The procedures to be followed in the case of any such nominations are set forth in the Bylaws of the Company. The committee also makes recommendations for other committee appointments.

     In fiscal year 1999, the Audit and Environmental, Health, and Safety Committee met two times; the Compensation and Benefits Committee met two times; the Executive Committee met one time; the Nominating Committee did not meet; and the Board of Directors met four times. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which they served.

Non-employee directors were compensated during the last fiscal year as follows:

Annual retainer as Chairman of the Board of Directors.......  $30,000
Annual retainer as a director...............................    9,000
Annual retainer as Chair of the Executive Committee.........    4,000
Annual retainer as Chair of all other standing committees...    2,000
Fee for each meeting of the Board of Directors attended.....    1,000
Fee for each meeting of the Board of Directors attended when
  held out of state of director's residence.................    2,000
Fee for Chair and member of each standing committee for each
  meeting attended..........................................    1,000
Reimbursement for all reasonable expenses incurred in
  attending Board or committee meetings

     Under a non-qualified deferred compensation plan, non-employee directors may elect to defer with interest all or part of such compensation.

     Non-employee directors also receive restricted stock under the 1993 Non-Employee Director Restricted Stock Plan. The plan provides that beginning September 1, 1993 and every three years thereafter, each non-employee director will be awarded $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, the director must forfeit such shares.

     In addition, non-employee directors receive stock options under the Stock Option Plan for Non-Employee Directors. The plan provides that on each September 1, each non-employee director will be granted an option to purchase the number of shares of the Company's common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 1998, each non-employee director was granted an option to purchase 3,019 shares of common stock. Each non-employee director also may elect to receive during a fiscal year stock options in lieu of director cash compensation for that year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee director as of the quarterly date divided by 25% of the fair market value of a share of the Company's common stock on the grant date. The exercise price for these deferred compensation options is 75% of the fair market value of a share of such stock on the grant date. In fiscal 1999, Messrs. Hatfield, Hunter, Rogers, and Street elected to receive such options in lieu of director cash compensation. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 3, 1999, regarding the beneficial ownership of the Company's common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock; by the directors, including the Company's Chief Executive Officer; by the two other highest paid executive officers; and by the directors and named executive officers as a group.

                                                               AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP OF
      NAME (AND ADDRESS FOR BENEFICIAL OWNERS OVER 5%)            COMMON STOCK(1)       PERCENT OF CLASS
      ------------------------------------------------        -----------------------   ----------------
Wellington Management.......................................          641,400                 8.65%
75 State Street
Boston, MA 02109
David L. Babson.............................................          446,300                 6.02%
  One Memorial Drive
  Cambridge, MA 02142
Dimensional Fund Advisors...................................          380,150                 5.13%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401-1038
Jeffrey T. Cook.............................................          283,047(2)              3.76%
Paul H. Hatfield............................................           40,193                    *
Gregory C. Horn.............................................           40,052                    *
John C. Hunter III..........................................            5,164                    *
Sally G. Narodick...........................................           16,983                    *
William G. Parzybok, Jr. ...................................           12,404                    *
N. Stewart Rogers...........................................          185,399(3)              2.50%
Francis C. Rydzewski........................................           88,812                 1.19%
William K. Street...........................................           47,080(4)                 *
All directors and executive officers as a group (9
  persons)..................................................          719,134                 9.42%

---------------
 * Represents less than 1%.

(1) Unless otherwise indicated, beneficial ownership represents sole voting and investment power. Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Cook, 108,720; Mr. Rydzewski, 74,710; and Mr. Horn, 35,816.

(2) Includes 78,300 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(3) Includes 65,246 shares held by a limited partnership and 11,538 shares held in irrevocable trusts both of which Mr. Rogers has sole voting and investment power.

(4) Includes 14,028 shares owned by Mr. Street's spouse as to which Mr. Street disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

     Compensation paid by the Company during fiscal years 1999, 1998, and 1997 for the Chief Executive Officer and the other two most highly compensated executive officers is set out in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION              AWARDS
                                          ----------------------------------   ------------
                                                                OTHER ANNUAL    SECURITIES     ALL OTHER
                                 FISCAL    SALARY     BONUS     COMPENSATION    UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR      ($)       ($)(1)        ($)         OPTIONS(#)       ($)(2)
  ---------------------------    ------   --------   --------   ------------   ------------   ------------
Jeffrey T. Cook................   1999    $260,000   $174,900        0           125,000        $12,115
  President and Chief             1998     211,700    113,438        0                 0         11,824
  Executive Officer               1997     155,000    129,813        0            14,500          8,148
Francis C. Rydzewski...........   1999     233,000     81,587        0            60,000          9,568
  Vice President                  1998     225,000     96,750        0                 0         11,877
                                  1997     205,000    127,408        0            19,000          8,927
Gregory C. Horn................   1999     181,666    131,868        0            50,000         11,394
  Vice President                  1998     171,250    126,000        0                 0         11,826
                                  1997     160,000     33,000        0            14,500          7,992

---------------
(1) Reflects bonuses earned during the fiscal year, but paid in the next fiscal year.

(2) These amounts represent the Company's matching and profit sharing contributions under the Penford Corporation Savings and Stock Ownership Plan and premiums paid on behalf of the named executive officers for supplemental disability insurance.

     The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and key employees of the Company. The plan is administered by the Compensation and Benefits Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option grant, the type of option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company.

                          OPTION GRANTS IN FISCAL 1999
                               INDIVIDUAL GRANTS

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                NUMBER OF     % OF TOTAL                                    STOCK PRICE
                                SECURITIES     OPTIONS                                   APPRECIATION FOR
                                UNDERLYING    GRANTED TO    EXERCISE OR                   OPTION TERMS(1)
                                 OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
NAME                            GRANTED(#)   FISCAL YEAR      ($/SH)         DATE       5%($)       10%($)
----                            ----------   ------------   -----------   ----------   --------   ----------
Jeffrey T. Cook...............   125,000          24%          $9.25       09/11/08    $727,159   $1,842,765
Francis C. Rydzewski..........    60,000          11            9.25       09/11/08     349,037      884,527
Gregory C. Horn...............    50,000          10            9.25       09/11/08     290,864      737,106

---------------
(1) Potential realizable value is based on the assumption that the stock price of the Company's common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect Company's estimate of future stock price performance.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                SHARES                            YEAR-END(#)            AT FISCAL YEAR-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Jeffrey T. Cook.............       0            $0          72,224         243,853       $355,010      $1,339,191
Francis C. Rydzewski........       0             0          48,905          88,435        296,728         511,483
Gregory C. Horn.............       0             0          15,070         146,107         97,852         823,652

---------------
1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

                              RETIREMENT BENEFITS

   BENEFITS COMPUTED WITHOUT SALARY MAXIMUMS OR 415 MAXIMUMS
---------------------------------------------------------------
                                  YEARS OF SERVICE
 FIVE-YEAR AVERAGE    -----------------------------------------
  COMPENSATION(1)        15         20         25         30
 -----------------    --------   --------   --------   --------
     $200,000         $ 42,521   $ 56,694   $ 70,868   $ 85,041
      300,000           65,021     86,694    108,368    130,041
      400,000           87,521    116,694    145,868    175,041
      500,000          110,021    146,694    183,368    220,041
      600,000          132,521    176,694    220,868    265,041
      700,000          155,021    206,694    258,368    310,041
      800,000          177,521    236,694    295,868    355,041
      900,000          200,021    266,694    333,368    400,041

---------------
(1) Represents the highest average annual earnings during five consecutive years of service.

     The Company has a defined benefit retirement plan (the "Retirement Plan"). The table above shows the estimated annual benefits payable at retirement under the Retirement Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan's formula limits years of service to 30 years. With certain exceptions, the Internal Revenue Code restricts to an aggregate amount of $130,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Code also limits the covered compensation which may be used to determine benefits to $160,000. The Board of Directors has established supplemental benefits for certain highly compensated employees to whom this limit applies, or will apply in the future, so that these employees will obtain the benefit of the formula that would have applied in the absence of the limitation. The named executive officers entitled to receive supplemental benefits as of August 31, 1999 were Messrs. Cook, Rydzewski, and Horn.

     All permanent employees who are not members of the collective bargaining unit are eligible to participate in the Retirement Plan. Compensation covered by the Retirement Plan includes salaries and bonuses.

     As of August 31, 1999, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Cook, 18; Mr. Rydzewski, 4; and Mr. Horn, 6.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company has a Compensation and Benefits Committee (the "Committee") comprised of four independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for key employees, and to direct and monitor the Company's benefit plans for all Penford employees.

     Following review and approval by the Committee, issues pertaining to executive compensation are submitted to the full Board of Directors for approval or ratification.

     Total Compensation

     The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee's policy is that the compensation package for executive officers should consist of three components: (i) an annual base salary; (ii) the potential to earn incentive bonuses, the amount of which is dependent on both Company and individual performance during the prior fiscal year; and (iii) stock option awards designed to align management's interests with those of shareholders by providing long-term incentives for the Company's key employees.

     The Committee establishes total annual compensation for the chief executive officer and other senior executive officers after reviewing each component of such executive's compensation against executive compensation surveys prepared by outside consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at targeted peer group companies. In addition to reviewing senior executive officers' compensation against the comparator group, the Committee also solicits appropriate input from the Company's president and chief executive officer regarding total compensation for those executives who report directly to him.

     For fiscal 1999, the Committee determined that total compensation for executive officers (the sum of base salary, incentive bonus, and long-term compensation delivered through stock option awards) should be targeted between the 50th and the 75th percentile of selected peer group companies. The Committee may, at its discretion, award compensation in excess of the target. The program is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent.

     Base Salary

     Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on evaluation of such factors as the levels of responsibility, individual performance, experience, current pay, and Company peer group pay levels. In fiscal 1999, Mr. Cook's base salary was $260,000, which was determined in accordance with the factors above.

     Incentive Compensation

     The Committee selects plan participants, sets bonus target percentages, approves individual performance factors, and determines level of achievement to objective performance measures. Target bonus amounts are expressed as a percentage of base salary and are established according to the overall intended peer group companies. For fiscal 1999, the bonus targets for participating employees ranged from 20% to 60% of base salary depending on position. Mr. Cook's target was 60%. After the end of the performance period, the extent to which the performance goals were achieved and the amount of the award that is payable is determined by the Committee.

     This program is an annual cash payout dependent on achieving predetermined profit and cash flow goals, as well as certain qualitative objectives. Penford's Board of Directors believes strongly that a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of Penford stock. Individual incentive compensation target awards are also subject to an adjustment based on individual performance. Payouts can exceed targets when quantitative and qualitative targets are exceeded.

     Stock Based Incentive Programs

     The Board of Directors strongly encourages all executive officers of Penford to build a significant ownership position in Penford common stock. All stock options to executive officers have been granted at market price on the date of the grant. The incentive stock options generally vest over five years at the rate of 20% each year and expire 10 years from the date of grant. The non-qualified stock options generally vest over four years at the rate of 25% each year and expire 10 years and 10 days from date of grant.

     The amount of stock option shares granted under any given program is calculated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of Penford stock. Factors such as dilution to existing shareholders and existing open market stock buyback programs are taken into account.

     Supplemental Benefit Plans

     Supplemental benefit plans for executive officers and other key personnel include a supplemental retirement plan, a deferred compensation plan, and a supplemental disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

     CEO Compensation

     Mr. Jeffrey T. Cook was appointed President and Chief Executive Officer effective September 1, 1998. As discussed above, Penford's executive cash compensation program includes a base salary and a Company performance-based incentive compensation program. Mr. Cook participates in the same incentive program applicable to the other named executive officers. The Committee's objective is to correlate the CEO's remuneration with the performance of the Company. Mr. Cook's entire performance-related pay for fiscal years 1999, 1998, and 1997 was paid under the incentive program. Such pay is adjusted to reflect the level of target achievement for that particular fiscal year. Base salary is reviewed every twelve months for executives in an effort to maintain market competitiveness. Mr. Cook's last base salary increase was in January 1999. In addition, Mr. Cook is a large shareholder in the Company, and to the extent his performance as President and Chief Executive Officer translates into an increase in the value of the Company's common stock, all shareholders, including him, share the benefits.

                                          William G. Parzybok, Jr., Chair
                                          Paul H. Hatfield
                                          Sally G. Narodick
                                          William K. Street

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total shareholder return on its common stock for a five-year period (August 31, 1994 to August 31, 1999) with the cumulative total return of the Nasdaq Market Index and all companies traded on the Nasdaq Stock Market(R) ("Nasdaq") with a market capitalization of $100 - $200 million and $150 - $250 million, excluding financial institutions. The graph assumes that $100 was invested on August 31, 1994 in the Company's common stock and in the stated indices. The comparison assumes that all dividends are reinvested.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG PENFORD CORPORATION,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                    [GRAPH]

                     ASSUMES $100 INVESTED ON SEPT. 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING AUG. 31, 1999

                                       1994     1995     1996     1997     1998     1999
                                      ------   ------   ------   ------   ------   ------

PENFORD CORPORATION                   100.00   107.19    78.27   141.24   117.55   141.58
NASDAQ                                100.00   118.99   133.61   184.93   179.61   329.84
NASDAQ MARKET CAP ($100-200M)         100.00   117.12   118.09   131.09    87.48    93.06
NASDAQ MARKET CAP ($150-250M)         100.00   141.67   139.23   165.44   108.84   160.79

     Management does not believe there is either a published index, or a group of companies whose overall business is sufficiently similar to the business of Penford, to allow a meaningful benchmark against which the Company can be compared. The Company sells products based on specialty carbohydrate chemistry to several distinct markets, making overall comparisons to one of these markets misleading to the Company as a whole. For these reasons, the Company has elected to use companies traded on Nasdaq with a similar market capitalization as a peer group. The Company previously used as one peer group companies traded on Nasdaq with a market capitalization of $150 - 250 million; however, based on the Company's current market capitalization, the Company changed its comparative index to companies traded on Nasdaq with a market capitalization of $100 - 200 million. For disclosure purposes, the Company is including both market capitalization comparisons in this performance graph.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The federal securities laws require the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended August 31, 1999, all of the Company's directors, executive officers and greater-than-ten percent beneficial owners made all required filings.

                         CHANGE-OF-CONTROL ARRANGEMENTS

     The Company has change-of-control agreements with the following executive officers as of December 3, 1999: Messrs. Jeffrey T. Cook, Francis C. Rydzewski, and Gregory C. Horn. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company upon a change of control for any reason other than gross misconduct, death, disability, or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control; (ii) the reduction in the aggregate of his salary and bonus; or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Company. The compensation will be paid at a rate equal to the executive's then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive's average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have "employee" status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

     The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Cook, $1,060,000; Mr. Rydzewski, $888,750; and Mr. Horn, $670,625. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. The value of these benefits cannot be calculated at this time. Continuation of these benefits would include participation in the Company's health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.

2.   RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP, Certified Public Accountants, as independent auditors for the Company for the current fiscal year. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of certified public accountants will be selected as independent auditors by the Board.

     Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2000.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended for inclusion in next year's proxy statement must be directed to the Corporate Secretary at Penford Corporation, P.O. Box 1688, Bellevue, Washington 98009-1688, and must be received by August 17, 2000. Any shareholder proposal for next year's Annual Meeting submitted after August 17, 2000 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                            SOLICITATION OF PROXIES

     The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of ChaseMellon Shareholder Services, LLC also may solicit proxies as a part of the services it provides for the Company. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

                               VOTING TABULATION

     Votes Required

     Under the Washington Business Corporation Act, the election of the Company's Directors and ratification of independent auditors requires a plurality of the votes represented in person or by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by ChaseMellon Shareholder Services, LLC. A majority of the shares eligible to vote must be present in person or represented by proxy to provide a quorum.

     Effect of an Abstention and Broker Non-Votes

     A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their client's proxies in their own discretion.

                                 OTHER MATTERS

     The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 17, 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1999, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS ACCESSIBLE ON THE COMPANY'S WEBSITE AT WWW.PENX.COM OR IS AVAILABLE UPON WRITTEN REQUEST. PLEASE WRITE TO: INVESTOR RELATIONS, PENFORD CORPORATION, POST OFFICE BOX 1688, BELLEVUE, WASHINGTON 98009-1688.

                                      PROXY

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                               PENFORD CORPORATION

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

         The undersigned hereby appoints Jeffrey T. Cook, Keith T. Fujinaga, and Susan M. Iverson, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 24, 2000 and at any adjournment thereof.

                (Continued and to be signed on the reverse side.)


--------------------------------------------------------------------------------
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
                                                         Please mark
                                                         your votes        [ X ]
                                                         as indicated in
                                                         this example





                                                     FOR     AGAINST
1. Election of Directors,                            [ ]       [ ]
Paul H. Hatfield and N. Stewart Rogers.



Except vote withheld from following nominee(s)
listed in space at right
                        ------------------------

2. Ratification of selection of Ernst & Young LLP    FOR     AGAINST    ABSTAIN
as independent auditors of the Company for           [ ]       [ ]        [ ]
fiscal year 2000.


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                              I plan to attend the meeting.    [ ]



                              This proxy, when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                              IMPORTANT - PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Signature(s)                                           Dated         , 1999/2000
            ----------------------------------------        ---------

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